                                                                Exhibit 10.7.12


November 8, 2001




RE:                        ASSIGNMENT TO UNITED KINGDOM


Dear Chris:

This letter will serve to confirm the revised terms and conditions of your employment with 724 Solutions ("the Company"), to cover your overseas assignment to work in the United Kingdom. Your existing terms and conditions of employment applicable in Ontario shall remain in force during the period of this assignment unless they are dealt with in this Assignment Letter or are superseded by local statutory law. In the event of any inconsistency between this Assignment Letter and your employment agreement with the Company, this Assignment Letter will take precedence for the period while you are assigned to work in the United Kingdom.

At the end of this assignment, this Assignment Letter will cease to have effect and you will revert to your terms and conditions of employment applicable in Ontario. In the event that this assignment is followed by another overseas assignment, a new Assignment Letter will be sent to you setting out your terms and conditions for that subsequent assignment.

ASSIGNMENT

You will take up the position of General Manager, EMEA Sales located in the United Kingdom ("host country"). This assignment will commence on January 1, 2002, and is expected to last for twelve (12) months. However, the Company may, at its sole discretion, terminate this assignment before the expiry of that period. Based upon mutual agreement by you and the Company, the assignment may be extended for up to a further twenty-four (24) months.

During the period of this assignment, you will remain employed by the Company, but your services will be temporarily assigned to 724 Solutions (UK) Limited.

The terms and conditions applicable to this assignment are set out in the attached Annex.

CESSATION OF ASSIGNMENT

On the cessation of this assignment, the Company will look to place you in a suitable vacancy in Toronto. If there is no suitable vacancy for you, you will be made redundant and paragraph 6 of the Annex will apply.

On the cessation of this assignment (other than your accepting another job with another employer outside of the Company) you will be repatriated to Toronto as provided for in the attached Annex unless you move to another overseas assignment.

If you have any questions about the content of this letter, please feel free to contact me.

Would you please confirm your agreement to the terms and conditions of this assignment by signing and dating the duplicate copy of this letter, in the space provided.

Yours truly,

/s/  John Sims


John Sims
Chief Executive Officer
For and on behalf of 724 Solutions Inc.




I agree to the terms and conditions of this Assignment Letter and the attached Annex.




Signed:  /s/ CHRIS ERICKSON
         -----------------------------
         Chris Erickson

                                      ANNEX

                       TERMS AND CONDITIONS OF ASSIGNMENT


1. GOVERNING LAW. This temporary amendment to your employment agreement with the Company will be governed by and construed in accordance with the laws of Ontario.

2. COMPENSATION. Your base salary will be USD 185,000 per annum with variable compensation of USD 150,000 per annum for on-target annual earnings of USD 335,000. A variable compensation plan outlining revenue and gross margin targets for FY2002 will be provided within thirty (30) days of your acceptance of this Assignment Letter and Annex. All elements of your cash compensation will be paid in L Sterling in the United Kingdom, and be subject to the currency exchange rate in effect on January 1, 2002.

3. DRAWS. A recoverable draw of USD 20,000, and a non-recoverable draw of USD 20,000 will be paid to you in four (4) equal parts beginning with Q1, FY2002. The draws will be paid on the same date as are commissions for the quarter. Commissions earned during the period will be applied against the draws. In the event commissions earned during the period are greater than the draws, the additional commissions will be paid. In the event commissions earned during the period are less than the draws, the outstanding balance of the recoverable draw remains due and commissions earned in future periods will be applied until the draw is fully recovered. In the event your employment terminates for any reason and there is a remaining balance of recoverable draw, the balance is to be refunded to the Company.

4. CAR ALLOWANCE. The Company will pay you a car allowance of L 12,000 per annum. You are responsible for the cost of all car-related expenses including, but not limited to lease payments, insurance, maintenance and petrol.

5. BENEFITS. You will be entitled to participate in any plans maintained from time to time by the Company for the benefit of 724 Solutions' expatriate employees.

6. TERMINATION. Neither you nor the Company makes any representation to the other that employment will continue for a set period of time or that employment will be terminated only under particular circumstances. Both you and the Company may terminate your employment at any time or for any reason, subject to the provisions of this agreement.

          TERMINATION OBLIGATIONS.  You agree as follows:

          i. All property, including, without limitation, all equipment, tangible proprietary information (including Confidential Information), documents, books, records, reports, notes, contracts, lists, computer disks (and other computer-generated files and data), and copies thereof, created on any medium and furnished to, obtained by, or prepared by you in the course of or incident to your employment, belongs to 724 Solutions or its affiliates and shall be returned promptly to the Company upon the termination of your employment by either the Company, for any reason (and whether for Cause or not), or you.

          ii. All benefits to which you are otherwise entitled shall cease upon your termination for any reason (and whether for Cause or not), unless explicitly continued either under this agreement, under any specific written policy or benefit plan of 724 Solutions or its affiliates, or as may be required by statute.

          iii. Upon termination of employment for any reason (and whether for Cause or not) under this agreement, you shall be deemed to have resigned from all offices and directorships then held with the Company or any subsidiary. You shall sign any document or do such things that are reasonably required by 724 Solutions to give effect to any such resignation. Should you fail to do so, any director of 724 Solutions is hereby irrevocably authorized in the your name and on your behalf to sign any document or do any thing which is required to give effect thereto.

          TERMINATION UPON DEATH. If you die during your employ, your employment and this agreement shall automatically terminate.

          TERMINATION UPON DISABILITY. If during your employment, you shall become physically or mentally incapacitated and as a result thereof you are unable to perform the essential functions of your position with or without a reasonable accommodation, for a continuous period of more than 120 days, then 724 Solutions and you specifically agree that this agreement has been frustrated, and therefore the Company is entitled to terminate your employment on one month's notice or grant you one month's salary in lieu of notice.

          TERMINATION OF EMPLOYMENT WITHOUT CAUSE. The Company reserves the right to terminate your employment without cause at any time upon paying you a lump sum amount equal to twelve (12) months of on-target annual earnings, less statutory deductions and withholdings (the "Severance Amount"), which amount the parties agree includes any and all entitlements pursuant to the provisions of any statutory and common law requirement applying to your employment with 724 Solutions, and as provided in this agreement. You agree to release 724 Solutions and its affiliates from any action, cause of action, claim or demand against 724 Solutions or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 Solutions as a condition to receiving payment under this paragraph.

          TERMINATION FOR GOOD REASON. You may terminate your employment for Good Reason at any time. Upon such termination for Good Reason, the Company shall pay you the Severance Amount. You agree to release 724 Solutions and its affiliates from any action, cause of action, claim or demand against 724 Solutions or any other person, which may arise as a consequence of such termination and to sign a waiver and release to this effect in a form satisfactory to 724 Solutions as a condition to receiving payment under this Section. For purposes of this agreement, "Good Reason" will exist at any time following the occurrence of one or more of the following events without your written consent:

          i. the assignment to you of any duties materially inconsistent with your position of General Manager, EMEA Sales, authority, duties or responsibilities pursuant to this agreement or any other action by the Company that results in a material diminution in such position, authority, duties or responsibilities;

          ii. a reduction in your compensation and benefits set forth above in paragraphs 2, 3, 4 and 5; or

          iii. relocation, without your consent of your place of employment by more than fifty (50) miles;

          provided however, that you shall not terminate your employment hereunder unless you first give notice of your intention to terminate and the grounds for such termination, and 724 Solutions has not, within thirty (30) days following receipt of such notice, cured such Good Reason.

          TERMINATION OF EMPLOYMENT FOR CAUSE. The Company may at any time and without notice immediately terminate your employment for cause and you shall have no right to receive any compensation or benefit hereunder (with the exception of compensation earned but unpaid as of the termination date). For purposes of this agreement, "Cause" will exist at any time following the occurrence of one or more of the following events:

          i. any willful act of personal dishonesty, fraud or misrepresentation taken by you in connection with your responsibilities as an employee which was intended to result in your substantial gain or personal enrichment at the expense of 724 Solutions';

          ii. the conviction of you of a crime (other than driving-related offenses), on account of any act which was materially injurious to 724 Solutions or any of its affiliates, or the reputation of 724 Solutions or any of its affiliates, as reasonably determined by the Board of Directors of 724 Solutions;

          iii. your willful and continued failure to substantially perform your principal duties and obligations of employment (other than any such failure resulting from incapacity due to physical or mental illness);

          provided, that for purposes of this section, no act or failure to act shall be considered "willful" unless done or omitted to be done by you in bad faith and without reasonable belief that the act or omission was in or not opposed to the best interests of the 724 Solutions; provided, further, that 724 Solutions shall not terminate your employment under clause (iii) of this section unless 724 Solutions first gives notice of its intention to terminate and the grounds for such termination, and you have not, within thirty (30) days following receipt of such notice, cured such failure.

          VOLUNTARY TERMINATION PERIOD. You may terminate this agreement upon giving of 12 weeks' prior notice to 724 Solutions (or such lesser period of time as the parties may agree upon), in which case this agreement shall terminate at the expiration of such 12 week period without any other notice or any payment of salary or benefit plan contributions subsequent to the termination of this agreement.

7. RELOCATION. The Company will pay for the cost of the following:

          i.   economy airline tickets for you and your family;

          ii. the shipping of personal and household belongings by the Company's preferred vendor;

          iii. temporary living, if required, for a period of, up to, two (2) weeks;

          iv.  driver's license registration;

          v.   work permit; and

          vi.  the services of a relocation agent.

Where applicable, original receipts must be submitted.

8. HOUSING. The Company will pay for the cost of the following:

          i. rent and utilities not to exceed L 2,000 per week. The lease and utility bill will be in the name of the Company;

          ii. miscellaneous household items such as insurance, not to exceed L 200 per month;

          iii. furniture rental, if required, not to exceed L400 per month; and

          iv. maintenance of Toronto residence and mail redirection not to exceed CAD 250 per month.

Where applicable, original receipts must be submitted.

9. HOME LEAVE. The Company will reimburse you for the cost of one set of economy, return-trip airline tickets for you and your family once per three-month period. Original receipts must be submitted.

10. EMERGENCY LEAVE. In the event of serious illness or death of an immediate family member, the Company will reimburse you for the cost of one set of economy, return-trip airline tickets for you and your family. Original receipts must be submitted.

11. CHILD CARE. The Company will reimburse you for the cost of childcare at a level appropriate with your housing arrangements. Original receipts must be submitted.

12. SCHOOLING. The Company will reimburse you for the cost of schooling for your children at a level commensurate with that being currently provided. Original receipts must be submitted.

13. INCOME TAX. The Company will reimburse you for the cost of tax advice and tax preparation in the year(s) of relocation and repatriation. Original receipts must be submitted.

14. REPATRIATION. Upon your return to Toronto, the Company will pay for the cost of the following:

          i.   economy airline tickets for you and your family;

          ii. the shipping of personal and household belongings by the Company's preferred vendor;

Where applicable, original receipts must be submitted.

                                   ----------

March 11, 1998

Christopher Erickson





Dear Chris:


                 RE: EMPLOYMENT AS PRESIDENT AND GENERAL COUNSEL


This letter is to confirm the terms and conditions of your full-time employment with 724. As we discussed, 724 will have an initial capitalization of $2 million which will be used by 724 to study and then build, if feasible, a company dedicated to network computer applications. As we discussed, 724 has granted to Bayshore (or a party related to Bayshore) an option to purchase an additional 2 million shares at $1 each.

It is a condition of your employment that you sign and execute a copy of this agreement and return it to us.

EMPLOYMENT. 724 agrees to employ you as President and General Counsel and you accept such employment on and subject to the terms of this agreement.

TERM. Your employment with 724 is effective September 22, 1997.

DUTIES.  So long as you are employed by 724:

          (a) you will devote your full time and energy to the business and affairs of 724, well and faithfully serve 724, and use your best efforts, skills and abilities to promote the interests of 724 and agree to perform such other tasks and duties related to the foregoing as may from time to time be determined by the Board of Directors of 724;

          (b)   you will be part of the Executive Management Team;

          (c) you acknowledge that the Board of Directors of 724 reserves the right during the course of your employment to enhance or modify your duties and responsibilities as its deems necessary and appropriate from time to time, and/or hire one or more senior managers who may rank in title greater to you, provided your salary and benefits will not be negatively affected;

          (d) you will abide by any 724 policies that the Board of Directors of 724 may establish or amend having general application to 724's staff and management;

          (e) you acknowledge that the hours of work involved will vary and be irregular and are those hours required to meet the objectives of 724 and you acknowledge that this paragraph constitutes an agreement to work such hours where such agreement is required by applicable legislation.

COMPENSATION AND BENEFITS. Your compensation and benefits are listed in the attachment to this agreement. Your compensation will be payable bi-weekly and will be subject to such periodic review as may be deemed appropriate by the Board of Directors of 724 from time to time.

OWNERSHIP OF WORK. You expressly acknowledge that 724 shall have all proprietary rights and intellectual property interest, in everything that you create, develop, discover or conceive, by yourself or with others, while employed by 724, including customer and supplier lists, sales and marketing plans, reports, drawings, prototypes, schematics, software, inventions, specifications, confidential data and the like (the "Developments"), if the Developments:

          (a) relate in any manner to the actual business, research or development of 724 (or its subsidiaries, affiliates, partnerships and joint ventures); or

          (b) relate in any manner to the reasonably anticipated business, research or development of 724 (or its subsidiaries, affiliates, partnerships and joint ventures); or

          (c) are suggested by or result from matters with which you are aware as a result of your employment with 724; or

          (d) are suggested by or result from any task assigned to you or work performed by you for or on behalf of 724 (or its subsidiaries, affiliates, partnerships and joint ventures);

You hereby assign fully to 724 any rights, title and interest that you may have in the Developments to date or will later do so, whether or not these Developments are capable of intellectual property protection, and agree to sign appropriate documentation as requested by 724 to confirm such ownership. You also agree, in connection with any Developments, to promptly disclose them to 724 or its designee as appropriate, promptly execute a specific assignment of title to 724 or its designee, and do anything else reasonably necessary to enable 724 or its designee to secure patent, copyright or other forms of protection for the Developments in Canada and in all other countries, at 724's expense.

Without limitation, all working papers, notes and memoranda or other manifestations of confidential data which are made or obtained by you during the term of your employment relating to the business of 724 shall be the property of 724 and will accordingly be provided to 724 upon termination of your employment.

WAIVER OF MORAL RIGHTS. You hereby expressly and irrevocably waive any and all moral rights arising under copyright law that you, as author, may have with respect to any copyrighted works prepared by you for 724 in the course of your employment and you agree that 724 (and its subsidiaries, affiliates, partnerships, joint ventures, direct and indirect licensees) may modify, adapt, translate and use such works as it sees fit. You also expressly waive any right that you may have as author of a work of authorship to include your name in any Development that is a work of authorship when such work is distributed publicly or otherwise.

CONFIDENTIAL DATA AND NON-DISCLOSURE. 724 (and its subsidiaries, affiliates, partnerships and joint ventures) will expend considerable time and money in acquiring and developing software, hardware, inventions, trade secrets, products, technology, techniques, methodologies, programs, present and future developments, sales literature and brochures, form documents, customer lists, customer and supplier relationships, marketing or sales strategies, and other information including confidential information and documents of third parties (the "confidential data") to which you may have access. You acknowledge that such confidential data is the property of 724 (and its subsidiaries, affiliates, partnerships and joint ventures), and third parties from which 724 has acquired confidential data, and agree that, during the term of your employment and any time thereafter, you will not, directly or indirectly, in any manner or for any reason whatsoever (other than in the ordinary and usual course of 724's (and its subsidiaries, affiliates, partnerships and joint ventures) business and for its benefit), disclose to any person, firm or corporation any of the confidential data or use any of the confidential data, except if the confidential data:

          (i)   is or becomes publicly available through no fault of yours;

          (ii)  is rightfully obtained by you from a third party;

          (iii) is disclosed with the written consent of the party whose information it is; or

          (iv) is disclosed pursuant to court order, other legal compulsion or required by law.

On termination of your employment, you agree to return to 724 (and its subsidiaries, affiliates, partnerships and joint ventures) all confidential data embodied or recorded in tangible form which is in your possession or control. Your obligation under this section will continue if your employment with 724 terminates for any reason.

You also agree not to disclose to 724 (and its subsidiaries, affiliates, partnerships and joint ventures), use in its business or cause it to use any information that is confidential to others. For greater certainty, you agree to not, at any time, disclose to, or discuss with, 724 (and its subsidiaries, affiliates, partnerships and joint ventures) employees any confidential or proprietary data belonging to your former employers.

NON-COMPETITION AND NON-SOLICITATION. You recognize that in performing the duties of your employment, you will occupy a position of trust and confidence, giving you knowledge with respect to many aspects of the business carried on by 724 (and its subsidiaries, affiliates, partnerships and joint ventures). Such knowledge shall be used solely in furtherance of the business interests of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) and not in any manner which would be detrimental to it. You agree that so long as you are employed by 724 and for one (1) year thereafter, unless you obtain the prior written consent of 724, you shall not directly or indirectly, in any manner or capacity whatsoever:

          (a) carry on or be engaged in or hold any interest in or advise, manage or assist in any business enterprise which is in significant competition (as reasonably determined by 724) with the business of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) as it exists at the date on which your employment terminates ("Competitive Business"); or

          (b) solicit or enter into any form of business arrangement with any person who was or is proposed to be a client, supplier or business partner of 724 (and its subsidiaries, affiliates, partnerships and joint ventures) at the date that your employment terminates, or during the prior one (1) year period, if such business arrangement or proposed business arrangement is in respect of a Competitive Business;

provided however, that nothing in this paragraph shall prevent you from owning up to 5% of the voting stock of any entity or from acting as legal counsel to any entity.

EMPLOYEES. You agree that during the term of your employment and for one (1) year thereafter, you will not, directly or indirectly, or assist others to, recruit, solicit or endeavour to entice away from 724 (or its subsidiaries, affiliates, partnerships and joint ventures) any individual who was or becomes an employee of or service provider to 724 (or its subsidiaries, affiliates, partnerships and joint ventures) at any time within the one (1) year period before or after termination of your employment.

COVENANTS REASONABLE AND INJUNCTION. You acknowledge that (a) the covenants contained in the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees" are essential elements to this agreement and that, but for your agreement to enter into such covenants, 724 would not have entered into this agreement with you; and (b) since your breach of any of such provisions would cause serious and irreparable harm to 724 which could not adequately be compensated for in damages, and in the event of a breach by you of any of such provisions, you consent to an injunction being issued against you restraining you from any further breach of any such provision. The provisions of this paragraph shall not be construed so as to be derogation of any other remedy which 724 may have in the event of such a breach.

The existence of any claim or cause of action that you may have against 724 (or its subsidiaries, affiliates, partnerships and joint ventures), whether pursuant to this agreement or otherwise, shall not constitute a defence to the enforcement by 724 of the provisions of this paragraph or the paragraphs entitled "Confidential Data and Non-Disclosure", "Non-Competition and Non-Solicitation" and "Employees".

TERMINATION. Your employment may be terminated by 724:

          (a) without compensation if you, by reason of physical or mental disability, are unable to fulfill your obligations and duties hereunder on a full time basis (other than by reason of authorized vacation or leave) for a period in excess of 20 working days in any 2 month period;

          (b) without compensation, for cause, which shall include, without limitation:

                (i) any willful and continuing failure by you to observe and perform any of your covenants and obligations hereunder;

                (ii) fraud, dishonesty, gross negligence or willful malfeasance by you in connection with the performance of your duties hereunder;

                (iii) any abuse of alcohol or drugs by you which adversely affects your ability to perform your duties hereunder; or

                (iv)  your death; or

          (c) without cause at any time upon giving you notice or payment in lieu of notice and severance, as required by any statutory and common law requirement applying to your employment with 724, and as provided in this agreement, payable on your delivery of a release to the Board of Directors of 724.

COMPENSATION ON TERMINATION FOR DISABILITY. During any period that you fail to perform your duties hereunder as a result of disability due to physical or mental illness, you shall continue to receive the salary payable to you until your employment is terminated pursuant to subparagraph (a) in the paragraph entitled "Termination", provided that payments so made to you shall be reduced by the sum of the amounts, if any, payable to you, under any disability benefit plans of 724 or under any governmental disability insurance programmes or other plans in which you are a participant or pursuant to which you are entitled to receive benefits.

COMPENSATION ON TERMINATION FOR CAUSE. If your employment is terminated for cause, 724 shall pay you your salary and benefits through the date of termination and 724 shall have no further obligations to you under this agreement or in connection with your employment by 724.

NOTICES. Any notice which may or is required to be given pursuant to this agreement shall be in writing and shall be sufficiently given or made if mailed by prepaid registered mail, faxed or served personally upon the party for whom it is intended, addressed to the other party at the address or fax number first above written. The date of receipt of any notice, if served personally or by fax, shall be deemed to be the date of delivery thereof and, if mailed, the third business day after delivery.

ASSIGNMENT. You acknowledge that 724 may assign this agreement and the benefits of your covenants and obligations under this agreement to any person who purchases all or substantially all the assets of 724. In addition, this agreement and the rights and obligations of 724 may be assigned at any time by 724 to an affiliate of 724. Subject to the forgoing, neither this agreement nor any rights or obligations hereunder shall be assignable by any party without the prior written consent of the other party. Subject thereto, this agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, legal personal representatives, successors (including any successor by reason of amalgamation or statutory arrangement of any party) and permitted assigns.

INVALIDITY AND SEVERABILILY. If a court of competent jurisdiction would otherwise adjudge, declare or decree all or any portion of the covenants set forth in this agreement void or unenforceable in the circumstances, the portions thereof which would otherwise be held void or unenforceable shall, automatically and without further act on the part of either of us, but only as regards those matters or parties before the court, be reduced in scope, territory or duration of time to such an extent that such court would hold the same to be enforceable in the circumstances before the court, or alternatively, that provision shall be deemed to be severed herefrom, and the remaining provisions of this agreement shall not be affected thereby and shall remain valid and enforceable.

FURTHER ASSURANCES. You agree to do such acts and execute such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of such acts and will cause the execution of such further documents as are within your power as we may in writing at any time and from time to time reasonably request be done and or executed, in order to give full effect to the provisions of this agreement.

WAIVER OF RIGHTS. Any waiver of, or consent to depart from, the requirements of any provision of this agreement shall be effective only if it is in writing and signed by the party giving it, and only in the specific instance and for the specific purpose for which it has been given. No failure on the part of any party to exercise, and no delay in exercising, any right under this agreement shall operate as a waiver of such right. No single or partial exercise of any such right shall preclude any other or further exercise of such right or the exercise of any other right.

ENTIRE AGREEMENT. This agreement and the schedules hereto constitute the entire agreement between us pertaining to your employment by 724 and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between us. This agreement may be amended or supplemented only by a written agreement signed by both 724 and you.

TIME OF THE ESSENCE. Time is and shall remain of the essence of this agreement and all of its provisions.

CHOICE OF LAW. This agreement is governed by the laws of Ontario.

                                             Yours truly,


                                             724 SOLUTIONS INC.


                                             By: /s/ Greg Wolfond
                                                 --------------------
                                                 Greg Wolfond
                                                 CEO


Accepted this 11th day of March, 1998.


                                    /s/ Christopher Erickson
                                    ---------------------------
                                    Christopher E. Erickson

                                  Schedule "A"

                          COMPENSATION AND BENEFITS OF
                             CHRISTOPHER E. ERICKSON

1. SALARY. Your salary will be $150,000 per annum, any amount of which you may allocate to your RSSP.

2. VACATION. You will be entitled to a vacation of four (4) weeks in each calendar year. Such vacations shall be taken at such time as 724 may from time to time approve, having regard to the operations of 724. Vacation time shall be cumulative, in accordance with 724's standard policies applicable to management.

3. BENEFITS. You will be entitled to participate in any plans maintained from time to time by 724 for the benefit of 724's employees, including, but not limited to, those pertaining to group life, accident, dental, prescription, sickness and medical, and long term disability insurance, provided that premiums for such coverages are reasonable, as determined by 724 in its sole discretion.

4. PARTICIPATION IN LEGAL PROFESSION. 724 will support and pay reasonable fees and expenses relating to:

     (a) your status with the Law Society as an in-house lawyer (which includes an annual membership fee and LPIC insurance premiums);

     (b) your membership in the Canadian Bar Association (which includes an annual membership fee); and

     (c) your continuing involvement as a director of the Computer Law Association (which includes an annual membership fee and attendance at no more than 4 meetings of the board/conferences within North America per year), provided that attendance at such conferences will count as vacation time.

5.   OPTIONS TO PURCHASE SHARES.

     Subject to you and 724 entering into the Option Agreement attached hereto as Schedule "B", 724 hereby grants to you:

     (a) the option to purchase up to 100,000 common shares of 724 (or the group of companies that forms 724) at a purchase price of $1 per share, which option vests on and continues from the date of your employment;

     (b) the option to purchase an additional 33,333 common shares of 724 (or the group of companies that forms 724) at a purchase price of $1 per share, which option vests on and continues from the first anniversary of your employment;
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     (c) the option to purchase an additional 33,333 common shares of 724 (or the group of companies that forms 724) at a purchase price of $1 per share, which option vests on and continues from the second anniversary of your employment; and

     (d) the option to purchase an additional 33,334 common shares of 724 (or the group of companies that forms 724) at a purchase price of $1 per share, which option vests on and continues from the third anniversary of your employment.

     Please note that the terms and conditions of the Option Agreement govern the options granted in this agreement and from time to time. In particular, you should note that your entitlement to unvested options will be automatically forfeited if your employment with 724 terminates for any reason.


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